EXHIBIT 99.1


                                            THE KEITH COMPANIES | TKC



NEWS RELEASE FOR MAY 2, 2002 AT 7:30 AM EST
CONTACT INFORMATION:
THE KEITH COMPANIES, INC.                      ALLEN & CARON, INC.
2955 Red Hill Ave.                             Lynn Montoya (Investors), or
Costa Mesa, CA 92626                           Lynn@allencaron.com
(714) 668-7001                                 Matt Clawson
(714) 668-7026 Fax                             Matt@allencaron.com
WWW.KEITHCO.COM                                (949) 474-4300
---------------
Contact:   Aram Keith,
           CEO & Chairman of the Board


           THE KEITH COMPANIES REPORTS FIRST QUARTER 2002 RESULTS WITH NET REVENUE REACHING RECORD LEVELS AT MORE THAN $21 MILLION

COSTA MESA, CA (May 2, 2002) ... The Keith Companies, Inc. (Nasdaq: TKCI), an engineering and consulting services firm, today announced that net revenue for the first quarter ended March 31, 2002 reached record levels, increasing to $21.4 million, up 29 percent from last year's first quarter net revenue of $16.6 million.

     Net income for the first quarter of this year increased 5 percent to $1.44 million, or earnings per diluted share of $0.19 (based upon 7.8 million diluted weighted average shares outstanding), as compared to net income of $1.37 million, or earnings per diluted share of $0.24 (based upon 5.8 million diluted weighted average shares outstanding) for last year's first quarter. The 33 percent increase in diluted weighted average shares outstanding is predominately due to the Company's Secondary Offering in May 2001.

     Chairman and CEO Aram Keith commented, "The record first quarter revenue results are the direct result of successfully implementing our acquisition strategy of expanding our resources and geographic reach, while striving to achieve a better mix of business from each of the main industries we serve. Our overall results were positive, but mixed performance within some of our operating groups led to a slight decrease in organic net revenue for first quarter 2002 vs. first quarter 2001. We continue to monitor our SG&A costs and have made prudent cuts recently to


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help improve operating margins and better position the Company for the current economic environment. It is important to note that we have continued to maintain our operating profit margin at levels well above other companies in the Engineering Services Standard Industrial Classification (SIC) code.

     "During the first quarter," Keith added, "we experienced strong cash flow by generating $4.4 million from operations and we acquired Michigan based ALNM Group Inc. With forecasted annual net revenue approaching $100 million for 2002 and a strong balance sheet, we are well positioned to take the Company to its next level of growth."

     The acquisition of ALNM gives The Keith Companies a solid presence in the upper Midwest region, strengthens its resources in the public works and infrastructure industries and provides the Company with a springboard from which to continue to pursue its plan of growth and diversification into the Midwest.

     "It is difficult to predict with certainty the number and timing of any future acquisitions," Keith said, "but we feel that our strong balance sheet and in-place resources for due diligence and integration position us to continue our strategy of acquiring companies that fit our target company profile."

     The Company's March 31, 2002 balance sheet remains strong with cash and securities of $20.4 million, a current ratio of 3.1:1, a debt to equity ratio of 0.03:1 and shareholders' equity of $55.2 million.

     Gross profit in the 2002 first quarter increased to $7.0 million, up from $5.7 million in last year's first quarter due to acquisitions. The Company's SG&A expense increased to $4.7 million in the first quarter of this year, from $3.3 million in last year's first quarter, due primarily to the added SG&A expense from its acquired companies and costs associated with expanding the Company's business.

NET REVENUE CONTRIBUTIONS FROM ACQUISITIONS

     Acquired companies contributed $5.2 million in net revenue for the first quarter of 2002 as compared to the first quarter of 2001. This $5.2 million includes one month of revenue contributed by Hook & Associates Engineering, Inc. (acquired January 2001), one month of revenue contributed by ALNM Group, Inc. (acquired March 2002), and a three-month revenue contribution from both Pacific Engineering Corporation (acquired September 2001) and Universal Energy, Inc. (acquired November 2001).

FINANCIAL GUIDANCE

     The Keith Companies' financial guidance for 2002 remains unchanged from the guidance previously provided. The Company estimates net revenue for 2002 to range from $92.0 million to $99.5 million with estimated diluted earnings per share ranging from $0.87 to $1.00 ($0.21 to $0.25 for the second quarter, $0.25 to $0.29 for the third quarter and $0.22 to $0.26 for the fourth quarter) based upon an estimated 8.0 million weighted average number of diluted shares outstanding for the year.


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CONFERENCE CALL TO BE BROADCAST LIVE OVER THE INTERNET

     The Company will be hosting an earnings conference call, which will be broadcast live over the Internet at 8:30 a.m. Pacific Time on May 2, 2002 and can be accessed by all interested parties at WWW.VIAVID.COM. To listen to the live call, please go to the Web site at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call for approximately seven days.

ABOUT THE KEITH COMPANIES

     The Keith Companies, Inc. is a fully integrated, multi-disciplined engineering and consulting services company, with offices located throughout the Western and Midwestern United States. The Keith Companies' professionals provide a wide spectrum of skilled resources including land planning, engineering, surveying, mapping, environmental, and water and cultural resources, that are needed to effectively plan, engineer, and design state-of-the-art facilities. Additionally, the Company provides mechanical, electrical, chemical, power/energy engineering, and other industrial engineering services to design and improve the efficiency and reliability of automated and manufacturing processes, production lines, and fire protection systems. The Keith Companies benefits from a diverse public and private client base varying from residential and commercial real estate projects to institutional, manufacturing, and processing facilities. For more information visit the Company's website at WWW.KEITHCO.COM.

     Certain statements in this news release may include forward-looking statements that express our expectation, prediction, belief, or projection. These statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance, and achievement of The Keith Companies to be materially and adversely different from any future results, performance, or achievement expressed or implied by these forward-looking statements. Factors that may cause actual results to differ from the forward-looking statements contained in this release and that may affect the Company's prospects in general include, but are not limited to: changes in the rate of economic growth in the United States and other major international economies, our ability to sustain our growth and profitability, our ability to implement our acquisition strategy and to successfully close and integrate acquired companies on a timely and cost-effective basis, outcomes of pending and future litigation, the ongoing financing of public works and infrastructure enhancements and refurbishment, our ability to attract and retain employees, the demand for electricity and the impact on power providers' plans for expanding generation facilities, increasing competition by foreign and domestic companies, a downturn in the real estate market, our failure to accurately estimate costs on fixed-price contracts or contracts with not-to-exceed provisions, the uncertain timing of awards and contracts, the ability to maintain acquired companies' profit margins and/or client base, the short- and long-term impact of terrorist activities and resulting political and military policies, and other factors as are described in the Company's filings with the Securities and Exchange Commission.


                                  TABLES FOLLOW


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
                   THE KEITH COMPANIES, INC. AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME

                                                             THREE MONTHS ENDED MARCH 31,
                                                            ------------------------------
                                                                2002              2001
                                                            -------------    -------------
                                                                      (UNAUDITED)

Gross revenue                                               $ 25,904,000     $ 18,702,000
Subcontractor costs                                            4,509,000        2,080,000
                                                            -------------    -------------
   Net revenue                                                21,395,000       16,622,000
Costs of revenue                                              14,421,000       10,897,000
                                                            -------------    -------------
   Gross profit                                                6,974,000        5,725,000
Selling, general and administrative expenses                   4,679,000        3,284,000
                                                            -------------    -------------
   Income from operations                                      2,295,000        2,441,000
Interest income                                                  124,000               --
Interest expense                                                  36,000          142,000
Other expenses, net                                               24,000            9,000
                                                            -------------    -------------
   Income before provision for income taxes                    2,359,000        2,290,000
Provision for income taxes                                       920,000          916,000
                                                            -------------    -------------
   Net income                                               $  1,439,000     $  1,374,000
                                                            =============    =============
Earnings per share data:
   Basic                                                    $       0.20     $       0.26
                                                            =============    =============
   Diluted                                                  $       0.19     $       0.24
                                                            =============    =============
Weighted average number of shares outstanding:
   Basic                                                       7,310,790        5,243,887
                                                            =============    =============
   Diluted                                                     7,755,839        5,839,877
                                                            =============    =============



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
                              THE KEITH COMPANIES, INC. AND SUBSIDIARIES
                                      CONSOLIDATED BALANCE SHEETS

                                                                     MARCH 31,       DECEMBER 31,
                                                                        2002             2001
                                                                   --------------   -------------
                                                                    (UNAUDITED)
                             ASSETS
Current assets:
  Cash and cash equivalents                                        $ 12,172,000     $ 12,212,000
  Securities held-to-maturity                                         8,232,000       11,521,000
  Contracts and trade receivables, net                               18,073,000       18,618,000
  Costs and estimated earnings in excess of billings                 10,502,000        8,270,000
  Prepaid expenses and other current assets                           1,788,000        1,458,000
                                                                   -------------    -------------
      Total current assets                                           50,767,000       52,079,000
Equipment and leasehold improvements, net                             5,202,000        4,921,000
Goodwill, net                                                        22,662,000       14,252,000
Other assets                                                            331,000          240,000
                                                                   -------------    -------------
      Total assets                                                 $ 78,962,000     $ 71,492,000
                                                                   =============    =============
              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt and
     capital lease obligations                                     $    363,000     $    459,000
  Trade accounts payable                                              3,081,000        2,376,000
  Accrued employee compensation                                       4,024,000        3,091,000
  Current portion of deferred tax liabilities                         3,739,000        2,028,000
  Other accrued liabilities                                           2,810,000        2,961,000
  Billings in excess of costs and estimated earnings                  2,207,000        2,383,000
                                                                   -------------    -------------
      Total current liabilities                                      16,224,000       13,298,000
Long-term debt and capital lease obligations,
  less current portion                                                1,412,000        1,453,000
Issuable common stock                                                 4,812,000        1,512,000
Deferred tax liabilities                                              1,092,000        1,271,000
Accrued rent                                                            238,000          225,000
                                                                   -------------    -------------
      Total liabilities                                              23,778,000       17,759,000
                                                                   -------------    -------------
Shareholders' equity:
  Preferred stock                                                            --               --
  Common stock                                                            7,000            7,000
  Additional paid-in-capital                                         42,108,000       42,096,000
  Retained earnings                                                  13,069,000       11,630,000
                                                                   -------------    -------------
   Total shareholders' equity                                        55,184,000       53,733,000
                                                                   -------------    -------------
   Total liabilities and shareholders' equity                      $ 78,962,000     $ 71,492,000
                                                                   =============    =============


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